UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

WAVE SYNC CORP.
(Name of Registrant as Specified in Charter)

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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WAVE SYNC CORP.

40 Wall Street, 28th Floor,
New York, NY

1-646-512-5855

NOTICE OF STOCKHOLDER ACTION

TO BE TAKEN WITHOUT A MEETING

Dear Stockholders of Wave Sync Corp.:

The purpose of this letter and the enclosed Information Statement is to inform you that the stockholders holding a majority of our issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”) have executed written consents in lieu of a meeting to approve an amendment to the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to effect a reverse stock split at a ratio of one-for-twenty (the “Reverse Stock Split”).  We are effecting the Reverse Stock Split primarily to increase the number of shares available for future issuance in connection with that certain Share Purchase Agreement with EGOOS Mobile Technology Company Limited and its shareholder, dated October 19, 2015, as discussed further in the enclosed Information Statement.

On October 13, 2015, the Company’s board of directors and stockholders collectively holding approximately 70.5% of the Company’s outstanding Common Stock executed a joint written consent approving the Reverse Stock Split. The joint consent we have received constitute the only stockholder approval required for such items under the Delaware General Corporation Law (the “DGCL”) and the Company’s existing Certificate of Incorporation, as amended, and its Amended and Restated Bylaws. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, stockholder approval of the Reverse Stock Split will become effective on or after November 10, 2015, which is 20 calendar days following the date we first mail the Information Statement to our stockholders.  As soon as practicable after such date, we intend to file a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of Delaware effecting the Reverse Stock Split.

We are furnishing the Information Statement to you solely to inform you of the approval of the Reverse Stock Split by the holders of a majority of the Company’s issued and outstanding Common Stock.  Section 228 of the DGCL requires that we notify you of these approvals because they were obtained by written consent of stockholders in lieu of a meeting. This letter and the Information Statement are intended to provide such notice. No action is required by you.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Information Statement is for information purposes only.  Please read it carefully.

By order of the Board of Directors

/s/ Mei Yang
Chairman of the Board of Directors

[ ], 2015

WAVE SYNC CORP.

40 Wall Street, 28th Floor,
New York, NY

1-646-512-5855

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement (the “Information Statement”) is being mailed on or about [  ], 2015 to the stockholders of record of Wave Sync Corp., a Delaware corporation (referred to herein as “we,” “us,” “our,” or “the Company”), as of the close of business on October 16, 2015 (the “Record Date”).  This Information Statement is being furnished to you for information purposes only, to inform you that holders of shares representing a majority of our issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”) have adopted, by written consent, resolutions authorizing us to amend our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to effect a reverse stock split at a ratio of one-for-twenty (the “Reverse Stock Split”).  We are effecting the Reverse Stock Split primarily to increase the number of shares available for future issuance in connection with that certain Share Purchase Agreement with EGOOS Mobile Technology Company Limited and its shareholder. See “Potential Change in Control” on page 4 of this Information Statement.

Board of Directors and Consenting Stockholders

On October 13, 2015, our board of directors (the “Board”) unanimously adopted resolutions authorizing the Reverse Stock Split.

Section 228 of the Delaware General Corporation Law (the “DGCL”) provides that the written consent of the holders of the issued and outstanding shares of voting capital stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible to accomplish the purposes hereafter described, the Board elected to seek the written consent of the holders of a majority of our issued and outstanding shares of voting capital stock to reduce the costs and implement the Reverse Stock Split in a timely manner.

As of the Record Date, there were issued and outstanding 98,405,005 shares of our Common Stock. These issued and outstanding shares of Common Stock constitute our only voting securities and each stockholder is entitled to cast one vote for each share of Common Stock held by the stockholder. On October 13, 2015, stockholders of the Company, who collectively own 70.5% of our Common Stock, consented in writing to the Reverse Stock Split (the “Consenting Stockholders”).  The following table sets forth the names of the Consenting Stockholders, the number of shares of Common Stock held by the Consenting Stockholders with respect to which such consent was given, the total number of votes for which consent was given by the Consenting Stockholders and the percentage that such total number of votes represents out of the total votes which could be cast by all holders of Common Stock.

Name of the Consenting Stockholders	Number of Shares of Common Stock held	Number of votes per share	Number of votes for which consent was given	Percentage of all votes which could be cast	Affiliation
Mei Yang	40,000,000	1	40,000,000	40.6%	Chief Executive Officer and Chairman of the Board
Zhenyu Wang	7,532,945	1	7,532,945	7.7%
Ming Yi	863,738	1	863,738	0.9%	Chief Financial Officer and Director
PokKam Li	1,000,000	1	1,000,000	1.0%	Director
US New Media Holding Group Inc.	20,000,000	1	20,000,000	20.3%
Total Stockholder Votes with respect to this consent			69,396,683	70.5%

The actions described in this Information Statement have been consented to by the Consenting Stockholders. Accordingly, the written consent executed by the Consenting Stockholders pursuant to Section 228 of the DGCL and delivered to us is sufficient to approve the Reverse Stock Split, which includes the corresponding amendments to our Certificate of Incorporation, and no further stockholder vote or other action is required.

Notice pursuant to Section 228 of the DGCL

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of this corporate action without a meeting to the stockholders who are entitled to vote and have not consented in writing to such action. This Information Statement is intended to provide such notice.

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage firms, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

1

AMENDMENT TO CERTIFICATE OF INCORPORATION

FOR

REVERSE STOCK SPLIT

In order to effect the Reserve Stock Split, the Company will file with the Secretary of State of Delaware an amendment to our certificate of incorporation to effect a reverse stock split at a ratio of one-for-twenty, as set forth in the form attached as Annex A, to this Information Statement.

Purpose of the Reverse Stock Split Amendment

The Company is expected to complete the Reverse Stock Split to increase the number of shares available for future issuance in connection with that certain Share Purchase Agreement (the “Share Purchase Agreement”) with EGOOS Mobile Technology Company Limited and its shareholder dated October 19, 2015. See “Potential Change in Control” on page 4 of this Information Statement.

Impact of the Reverse Stock Split

The immediate effect of a Reverse Stock Split would be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Common Stock. However, the effect of any Reverse Stock Split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The Company cannot assure you that the trading price of the Common Stock after the Reverse Stock Split will rise in exact proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split. The trading price of the Common Stock may change due to a variety of other factors, including factors related to the Company’s business, and general market conditions.

Upon effectiveness of the Reverse Stock Split, the number of shares of Common Stock held by each stockholder will be reduced by dividing the number of shares held immediately before the Reverse Stock Split by twenty.

The Reverse Stock Split will be realized simultaneously and in the same ratio for all of the Common Stock. The Reverse Stock Split will affect all holders of Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. As described below, holders of Common Stock otherwise entitled to a fractional share of more than 0.5 shares as a result of the Reverse Stock Split will receive an additional share in lieu of such fractional share. These additional shares will increase the number of post-Reverse Stock Split holders of our Common Stock to the extent there are concurrently stockholders who would otherwise have received less than one share of Common Stock after the Reverse Stock Split. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The Reverse Stock Split will not change the number of authorized shares of Common Stock as designated by the Company’s Amended and Restated Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock will decrease, the number of shares of Common Stock remaining available for issuance will increase. The remaining authorized shares may be used for various purposes, including, without limitation, issuance of Common Stock underlying that certain Acquisition Note (as defined below), raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding our business through the acquisition of other businesses or products.

The table below illustrates the effect, as of October 16, 2015, of a Reverse Stock Split at one for twenty on the shares of Common Stock outstanding and the resulting number of shares of Common Stock available for issuance:

Reverse Stock Split Ratio	Shares of Common Stock Outstanding Before the Reverse Stock Split	Shares of Common Stock Outstanding After the Reverse Stock Split	Shares of Common Stock Available for Issuance After the Reverse Stock Split
1:20	98,405,005	4,920,250	95,079,750

2

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

On the effective date of the Reverse Stock Split, each certificate representing shares of the Common Stock before the Reverse Stock Split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split. All options, warrants, convertible debt instruments (other than the Acquisition Note) and other securities will also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into the Common Stock will be notified of the effectiveness of the Reverse Stock Split.  Stockholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split.  Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.

No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

Our Board does not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will issue to stockholders of record who would otherwise hold a fractional share because the number of shares of Common Stock they hold before the Reverse Split is not evenly divisible by the Reverse Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. For example, if a stockholder holds 150.75 Common Stock following the Reverse Split, that stockholder will receive certificate representing 151 Common Stock. No stockholders will receive cash in lieu of fractional shares.

Effect on Registration

Our Common Stock is currently registered under the Securities Act of 1933, as amended, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. The Reverse Stock Split will not affect the registration of our Common Stock.

Authorized Shares

When the Reverse Stock Split is effected, the amendments to our Certificate of Incorporation will concurrently therewith maintain the authorized number of shares of our Common Stock at 100 million. Accordingly, there will be no reduction in the number of authorized shares of our Common Stock in proportion to the Reverse Split ratio. As a result, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of Common Stock will be available for issuance at such times and for such purposes as our Board may deem advisable without further action by our shareholders, except as required by applicable laws and regulations.

In accordance with our Certificate of Incorporation and Delaware law, our shareholders do not have any preemptive rights to purchase or subscribe for any of our unissued or treasury shares.

Accounting Matters

The Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Stock Split the stated par value capital on our balance sheet attributable to our Common Stock will be reduced and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

3

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the Reverse Stock Split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively. This summary also assumes that the shares are held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder’s own tax advisor with respect to the consequences of the Reverse Stock Split.

No gain or loss should be recognized by a stockholder upon the stockholder’s receipt of shares pursuant to the Reverse Stock Split. The aggregate tax basis of the shares received in the Reverse Stock Split would be the same as the stockholder’s aggregate tax basis in the shares exchanged. The stockholder’s holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the Reverse Stock Split.

The Company’s beliefs regarding the tax consequence of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

Potential Change in Control

On October 19, 2015, the Company entered into a share purchase agreement (the “Share Purchase Agreement”) with EGOOS Mobile Technology Company Limited, a British Virgin Islands business company (“EGOOS”), and the sole shareholder of EGOOS (the “EGOOS Shareholder”) who owns all of the outstanding stock of EGOOS. Under the terms of the Share Purchase Agreement, the Company will acquire from the EGOOS Shareholder 100% of EGOOS’ outstanding capital stock in exchange for issuing a convertible note (“Acquisition Note”) to the EGOOS Shareholder, which is convertible to 15,000,000 shares of Common Stock representing approximately 75% of the Common Stock then issued and outstanding upon the conversion of the Acquisition Note on the post-Reverse Split basis (the “Acquisition”).   At the closing of the Acquisition, the EGOOS Shareholder will, on surrender of its certificate(s) representing the EGOOS shares owned by it to the Company or the Company’s agent, be entitled to receive the Acquisition Note. The holder of the Acquisition Note will have the right, exercisable at any time after 30 days following the issuance of the Acquisition Note but prior to two year anniversary of the date of the Acquisition Note, at the noteholder’s election, to convert the principal amount then outstanding into the Common Stock at $1.00 per share, provided that the Company has effected the Reverse Stock Split.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as stockholders, none of our officers, directors or any of their respective affiliates has any interest in the Reverse Stock Split.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, stockholders are not entitled to dissenters’ rights of appraisal in connection with the Reverse Stock Split and the corresponding amendments to the Company’s Certificate of Incorporation.

STOCKHOLDERS SHARING AN ADDRESS

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one information statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this information statement, or any future notices and documents, may make such request by contacting the bank, broker or other holder of record, or our offices by telephone at 1-646-512-5855, or by mail to 40 Wall Street, 28th Floor, New York, NY, Attention: Xinqian Zhang. In addition, any such street-name stockholders residing at the same address who have received multiple copies of this information statement and wish to receive a single copy of our annual reports, information statements and proxy materials in the future may contact the bank, broker or other holder of record, or our offices at the contact information above.

4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information as of October 16, 2015 regarding the beneficial ownership of our common stock with respect to (i) any person known to us on the basis of filings with the Securities and Exchange Commission to be the beneficial owner of more than five percent (5%) of our Common Stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) our directors and executive officers as a group.  Unless otherwise noted, each person has sole voting and investment power over the shares indicated below subject to applicable community property law.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class (2)
Directors and Executive Officers
Mei Yang, Director	40,000,000	40.6%
Ming Yi, Chief Financial Officer and Director	863,738	*
Zuyue Xiang, Chief Executive Officer and Director	-	*
Xinqian Zhang, Director and Secretary	-	*
PokKam Li, Director	1,000,000	1.0%
Hongxia Zhao, Director	-	*
Xiaoqiang Zuo, Director	-	*
All directors and executive officers as a group (7 persons)	41,863,738	42.5%

5% Holders
Mei Yang	40,000,000	40.6%
Zhenyu Wang	7,532,945	7.7%
US New Media Holding Group Inc. (3) 86 Bowery St Ste 201, New York, NY 10013	20,000,000	20.3%
Nie Xingfeng Co., Ltd. (4) PO Box 957 Offshore Incorporations Ctr, Road Town, Tortola, BVI	6,492,038	6.6%
All 5% holders as a group (4 persons)	74,024,983	75.2%

*	Less than 1%.
(1)	Unless otherwise noted, the address is c/o 40 Wall Street, 28th Floor, New York, NY.
(2)	The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/ or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within sixty (60) days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 98,405,005 shares of common stock outstanding as of October 16, 2015.
(3)	Mr. Xiaodong Wang is the 100% owner of this entity.
(4)	Mr. Nie Xingfeng is the 100% owner of this entity.

5

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, information statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, information statements and other information filed by the Company with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004. The Company files reports, information statements and other information electronically with the SEC. You may access information on the Company at the SEC web site containing reports, information statements and other information at http://www.sec.gov. This information statement describes the material elements of relevant contracts, exhibits and other information attached as annexes or exhibits to this information statement. Information and statements contained in this information statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex or exhibit to this document.

PROPOSALS BY SECURITY HOLDERS

No security holder has asked the Company to include any proposal in this Information Statement.

6

ANNEX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

FOR

REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

WAVE SYNC CORP.

Wave Sync Corp. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

2.           Article FOURTH of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting Article FOURTH in its entirety and replacing it with the following:

“4.         The aggregate number of shares of capital stock that the Corporation will have the authority to issue is one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”).

(a)           Reverse Stock Split.  Without regard to any other provision of this Certificate of Incorporation, each twenty (20) shares of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares or scrip representing fractions of a share will be issued as a result of the reverse stock split, but, in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split will be rounded up to the nearest whole share.”

3.           This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this [     ] day of [      ], 2015.

WAVE SYNC CORP.

By:	/s/ Mei Yang
Name:	Mei Yang
Title:	Chief Executive Officer